Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

November 2, 2006

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel;

significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

JOHN SHORT

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. Joining me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Scott Jones, Symphony’s President and CEO; Jay Shreiner, Chief Financial Officer; Don Adam, Senior Vice President, Acquisitions; David Groce, Senior Vice President and General Counsel; Jeff Zadoks, Corporate Controller; and Betty Cammarata, Director of Investor Relations. We will be available during the question and answer period following our formal remarks.

I would like to welcome our new colleagues joining us for the first time from our recently opened freestanding rehabilitation hospital in Amarillo, Texas, which began accepting patients on October 16.

The third quarter was a period of significant strategic progress and achievement as we closed on and began the serious work of integrating Symphony Health Services, LLC, our largest acquisition to date. We also made dramatic progress with our Freestanding Hospital division with the opening of our eighth hospital, a remarkable achievement in just a little over a year. As a result of the contribution from Symphony and our rapidly growing hospital segment, our Company-wide revenue increased more than 50 percent over last year to $183.2 million in the quarter, and we have put in place an increasingly diversified business with greater critical mass to effectively deliver the continuum of care.

I’ll give you some highlights of the quarter as they pertain to our operating segments.

Freestanding Hospital Division

As I mentioned, the third quarter was an active period for our freestanding hospital division. We completed construction on our eighth wholly owned facility, a rehabilitation hospital in Amarillo, Texas, which was developed in conjunction with Northwest Texas Regional Healthcare System. This was a milestone event for our hospital division as we doubled the number of facilities operated in the 15 months since we formed the division with the acquisition of MeadowBrook Healthcare.

In addition, we recently announced plans to form a joint venture with the Seton Family of Hospitals, the largest healthcare provider in the Central Texas region, to develop a new freestanding facility in Austin that will house a 36-bed inpatient rehab facility and a 40-bed LTACH. We also announced our intention to form a joint venture to develop a new 35-bed inpatient rehab hospital with St. Luke’s Hospital in Chesterfield, Missouri.

In the near future, we will break ground on a new LTACH hospital in North Kansas City in cooperation with North Kansas City Hospital and Liberty Hospital. This facility is expected to open in the spring of 2008. Combined with our ongoing joint venture with Howard Regional Hospital in Kokomo, Indiana, we have four joint venture projects in various stages of development. Our pipeline of potential joint ventures remains robust with eight letters of intent that remain active and several additional pre-LOI opportunities under review. Based on our existing pipeline, we anticipate opening 2 to 3 facilities in 2007.

Post Acute Continuum Market Development

During the past three months we have continued to refine our market based strategy. We have also taken steps to enhance the management and support infrastructure in these markets by assigning recruiters and staffing coordinators to specific markets and by developing campus recruiting plans with schools we have targeted within those particular markets.

Symphony Integration Plan

I am pleased to say that we are ahead of our plans for harvesting the $10 to $14 million in annual cost savings we are targeting from the Symphony integration. During the third quarter, we achieved annualized cost savings of approximately $5.3 million. This result was accomplished primarily through a net headcount reduction of 60 and by limiting the add back of incremental costs in our corporate functions.

I’m pleased to note that there has been no significant change in employee retention or client retention during the first quarter of our integration.

The second major aspect of our cost savings and productivity improvement plan is the implementation of our handheld point of service technology in the RehabWorks’ contract therapy locations, which we believe will enable us to improve therapist productivity. We have begun the roll-out process and are on schedule to have over 100 sites up and operating by year end. We plan to have the technology in place at all 470 RehabWorks’ sites by June 30, 2007.

Contract Therapy

For the third quarter of 2006 we had an operating loss, inclusive of corporate overhead allocations, of $700 thousand in the contract therapy division. This result was partially attributable to the changes caused by the acquisition and accelerated integration of RehabWorks operations as well as higher SG&A expenses, which resulted from a higher level of effort focused on integration activities and the inclusion of redundant Symphony costs that have not yet been eliminated.

We also experienced an increase in labor and benefit costs per minute of billable therapy service due to lower therapist productivity, higher contract labor usage, higher therapist labor rates and an overall higher cost structure for RehabWorks locations. During the first and second quarters, we attributed our higher cost of services to the effects of the Part B therapy caps. We now believe that the negative impact of the caps served to mask other underlying problems in our cost structure. We have identified several of these problems and are quickly instituting programs to mitigate and reverse the cost increases.

•	Aggressively seeking rate increases from low margin contracts or canceling the business.
•	Revising the Company’s sales criteria for new contracts. We will continue to focus our sales efforts on our key markets. This may result in a reduction in new CT business over the next quarter.

•	Reorganizing the Company’s operations to provide more focused oversight and training to its site level managers.

•	Introducing a new productivity oriented pay model.
•	Strengthening controls on the use of contract labor.

Hospital Rehabilitation Services

As you know, we are in the midst of a one year delay in the phase-in of the implementation of the 75% Rule. We are currently in the 60% level and will begin moving to the 65% level on July 1, 2007. In order to mitigate the effects of the 75% Rule, we have dedicated a significant amount of resources to programs focused on identifying 75% Rule qualifying patients both from internal and external referral sources. As a result of these programs, we believe we have been able to mitigate the effects of the Rule better than the industry as a whole, as I’ll explain.

In September, The Moran Company, which has been tracking the impacts, issued an update to its previous study on the effects of the 75% Rule on utilization trends in inpatient rehabilitation facilities. The updated study found that industry-wide same store IRF discharges continued to steadily decline through the second quarter of 2006 with an overall decline in IRF discharges for the 12 month period ended June 30, 2006 of 12.0 percent compared to the prior 12 month period. For the second quarter of 2006 alone, industry wide same store discharges declined 10.2 percent compared to the prior year.

Our experience compares quite favorably to these industry results. As we reported last quarter, we experienced a 4.0 percent decline in same store acute discharges in the second quarter of 2006 compared to the 10.2 percent industry decline reported by Moran. Our third quarter same store acute discharges declined 2.4 percent compared to the prior year third quarter, but increased 0.6 percent sequentially. These results were achieved as a result of the success we have had in growing our same store qualifying patients. Compared to last year, our third quarter same store qualifying admissions increased 6.8 percent and grew 0.9 percent sequentially. At September 30, our overall average 75% Rule compliance is 64%. Despite our efforts in this area, we continue to expect a full year decline in our same store acute discharges of between 1-3 percent. Since the Company is currently at 64% compliance, there should be some modest growth in discharges. Again several initiatives have been implemented including:

•	Focused training on the ARUs that are underperforming in this area.
•	The appointment of Dr. Ken Adams as Chief Medical Officer who will oversee the medical directors in the Company’s ARUs.

•	Reorganization of the management in the division.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

JAY SHREINER

Net revenues for the third quarter of 2006 increased 52.6 percent to $183.2 million compared to $120.0 million in the same quarter last year and increased 43.5 percent from the second quarter of 2006. Both the year-over-year and sequential increases resulted primarily from our July 2006 acquisition of Symphony and the recent acquisitions of Louisiana Specialty Hospital and RehabCare Rehabilitation Hospital – Permian Basin. In addition, we had a full quarter of operations for the four MeadowBrook hospitals in the current quarter versus only two months of operations a year ago. Excluding the incremental revenues generated by the acquired businesses, revenues were flat sequentially, but increased $1.6 million or 1.3 percent year-over-year.

Net income declined to $2.3 million in the third quarter of 2006 compared to $4.4 million a year ago and $3.5 million in the second quarter of 2006. The prior year third quarter results included a $2.0 million loss from our equity interest in InteliStaf.

The key drivers of the third quarter 2006 results were:

•	Strong same facility performance in the freestanding hospital division, partially offset by $900,000 in start-up costs for the Amarillo and Midland facilities and the North Kansas City joint venture.

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A $2.0 million after tax loss related to the acquisition of Symphony, as operating profit and achieved synergies were more than offset by the $1.7 million of after tax expenses for interest and amortization.

•	Marginal sequential improvement in the operating performance of the Company’s legacy contract therapy and hospital rehabilitation services businesses.

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SG&A leverage improved sequentially from 13.9 percent of revenue in the second quarter to 12.6 percent in the third quarter of 2006 despite the inclusion of redundant Symphony overhead costs that have not yet been eliminated.

Earnings per share on a fully diluted basis for the quarter were $0.13, including $0.01 of after tax expense per diluted share for stock-based compensation, compared to diluted earnings per share of $0.26 last year that had no stock-based compensation expense and $0.20 in the previous quarter, which included $0.02 per diluted share of stock-based compensation.

Net revenues for the Contract Therapy division were $107.7 million, an increase of 76.8 percent from $60.9 million in the third quarter of 2005. $44.1 million of this increase is attributable to the acquisition of Symphony’s RehabWorks business. The remainder of the increase is organic growth, attributable to a 3.6 percent increase in the average number of legacy CT locations operated, same store revenue growth of 4.1 percent and improved rates resulting from the division’s third and fourth quarter 2005 pricing initiatives.

Sequentially, revenues grew $44.6 million or 70.8 percent. This increase was driven by the addition of $44.1 million of revenue from the acquisition of Symphony’s RehabWorks business. Our legacy business grew slightly as a result of a 1.0 percent increase in the average number of locations operated and same store revenue growth of 1.9 percent.

The division recorded an operating loss of $700 thousand in the third quarter of 2006 compared to operating earnings in the prior year of $3.7 million. This decline is partially attributable to operational changes resulting from the integration of RehabWorks. Within the CT legacy business, revenue per minute of billable therapy service increased 2.7 percent from prior year quarter, while total labor and benefit costs per minute of billable therapy service increased 6.7 percent due to lower therapist productivity, which accounted for 1.5 percentage points, higher contract labor usage, which accounted for 1.2 percentage points, and higher therapist labor and benefits costs, which accounted for 4 percentage points.

RehabWorks cost structure per billable minute during the quarter was 10.4 percent higher than that of the CT legacy business primarily due to significantly higher contract labor usage, lower therapist productivity and higher therapist labor costs. RehabWorks higher cost structure, however, is partially offset by a more favorable revenue mix that yields higher revenue per minute of billable therapy service than the CT legacy business.

Combined division operating earnings were also negatively impacted by a higher rate of selling, general and administrative expenses as a percentage of revenue in the third quarter of 2006 compared to the prior year quarter. This resulted from the higher level of effort focused on integration activities and the inclusion of redundant Symphony costs that have not yet been eliminated.

Sequentially, operating earnings declined $1.4 million from $700 thousand in the second quarter of 2006.

The division finished the third quarter with 1,253 locations compared to 744 in last year’s third quarter. 470 of the incremental locations were attributable to the acquisition of RehabWorks. We had a net reduction of 10 units in our legacy CT business during the quarter. 38 new locations were added and 48 units were closed. Of the 48 closures, thirteen were for payment reasons or because they were unprofitable; six facilities took their therapy programs in-house; eight clients were lost due to a change in ownership; nineteen clients chose to work with other vendors; and two clients cancelled contracts because of performance/staffing issues. The division’s backlog stood at 28 at the end of the quarter, up from 25 at the end of the prior quarter.

Third quarter HRS revenues were $44.3 million, a decline of 6.1 percent compared with last year’s third quarter at $47.2 million, and a decline of 1.9 percent on a sequential basis. Operating earnings for the division, declined to $6.1 million compared to $7.0 million in the prior year quarter, and increased from $4.7 million last quarter.

Year-over-year HRS operating revenues decreased due to a 7.3 percent decline in inpatient revenues and a 2.7 percent decline in outpatient revenues. The decline in inpatient revenues is attributable to a 6.4 percent year-over-year decline in the average units operated and pricing pressure experienced on certain contract renewals. Year-over-year inpatient contracts declined as a result of a net reduction of one VitalCare contract, five hospital-based skilled nursing units and three ARUs.

The decline in outpatient revenues is the result of a 6.3 percent decline in the average number of units operated which was only partially offset by 6.8 percent same store revenue growth.

Operating earnings for the division were negatively impacted by increases in labor costs. Inpatient revenue per discharge increased 2.3 percent while inpatient labor and benefit costs per discharge, including contract labor, increased 4.2 percent compared to the year ago quarter. Average revenue per unit of outpatient service increased 0.5 percent while outpatient labor and benefit costs per unit of service increased 3.9 percent compared to the year ago quarter.

The division finished the quarter with 173 programs, a net decline of two sequentially, which is comprised of five openings and seven closures. Of the five new openings, two were ARUs, two were VitalCare subacute units and one was an outpatient unit. Of the seven closures, four were ARUs and three were outpatient units. Six chose to close to self operate and one was cancelled for non-payment. The division’s backlog was six at the end of the quarter, which included three ARUs, two outpatient units, and one VitalCare subacute unit. This is a decrease of three from the second quarter backlog.

Our HRS business development activities generated the signing of two acute rehab units and one outpatient unit in the third quarter. We now anticipate the number of HRS programs and ARUs will decline slightly during 2006.

Freestanding Hospitals reported net revenues of $21.4 million, a sequential improvement from second quarter 2006 net revenues of $16.9 million. Revenues improved sequentially primarily due to the incremental revenues contributed by the acquisitions of Louisiana Specialty Hospital and RehabCare Rehabilitation Hospital – Permian Basin. On a same facility basis, net revenues increased 2.2 percent sequentially.

Operating earnings of $0.4 million for the third quarter declined from $0.5 million in the previous period. This decline is the result of $900 thousand in start-up costs incurred by our Midland and Amarillo facilities and the North Kansas City joint venture, which more than offset growth in comparable facility profitability.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123R which requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair value based method. During the third quarter of 2006, we recognized after tax share based compensation expense of approximately $200 thousand bringing the year-to-date after tax amount to approximately $900 thousand, or $0.01 and $0.05 per diluted share, respectively.

At September 30, we had $8.2 million in cash and cash equivalents. We had $121.0 million of borrowings against our $175 million revolving credit facility. The borrowings were utilized primarily to fund the acquisitions of Symphony and the Midland freestanding hospital. During the quarter, our interest rate was approximately 7 percent, which included a 150 basis point spread above LIBOR. We anticipate our interest rate spread will be 175 basis points during the fourth quarter. We also had $8.3 million in subordinated long-term debt related to previous acquisitions. Days sales outstanding increased sequentially to 77.1 days from 67.0 days primarily due to our acquisition of Symphony’s receivables, which increased our overall days sales outstanding by approximately 6.7 days. The remaining three day increase results from the acquisition of Louisiana Specialty Hospital and our Midland rehabilitation hospital and should dissipate by the end of the year.

Now I will turn the call back over to John.

JOHN SHORT

Thank you, Jay.

Closing Remarks

The last twelve months were a time of unprecedented growth at RehabCare; and while we are enthusiastic about the opportunities that this growth has provided, we expect the next twelve months to be focused on improving operating margins. We anticipate improved margins in the fourth quarter. Although organic growth will always be a priority, now is the time for us to step up to the challenges of execution and successfully absorb our growth and take advantage of our increased scale. Despite an uncertain environment, we remain focused on building a stronger and more profitable company. With the support of our 15,000 colleagues, I am confident we will achieve our vision of helping people regain their lives.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today.

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